                         AGREEMENT AND PLAN OF MERGER

       THIS AGREEMENT AND PLAN OF MERGER (hereinafter called this
"Agreement"), dated as of September 3, 1998, is entered into by and among Cross Continent Auto Retailers, Inc., a Delaware corporation (the "Company"), Republic Industries, Inc., a Delaware corporation ("Purchaser"), and RI/BG Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub").

                                   RECITALS

       WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

       WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

       NOW, THEREFORE, in consideration of the premises, and of the representation, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                                  ARTICLE I.

                     THE MERGER; CLOSING; EFFECTIVE TIME

1.1.   THE MERGER.

       Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 2.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

1.2.   CLOSING.

       The closing of the Merger (the "Closing") shall take place (i) at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

1.3.   EFFECTIVE TIME.

       At the completion of the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, the Company and the Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."


                                 ARTICLE II.


              CERTIFICATE OF INCORPORATION, BYLAWS AND OFFICERS
                  AND DIRECTORS OF THE SURVIVING CORPORATION

2.1.   THE CERTIFICATE OF INCORPORATION.

       The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

2.2.   THE BYLAWS.

       The Bylaws of the Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

2.3.   OFFICERS AND DIRECTORS.

       The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.


                                 ARTICLE III.

              CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

3.1.   CONVERSION OR CANCELLATION OF SHARES.

       The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

            (a) At the Effective Time, each share ("Share") of the Company's common stock, $0.01 par value per share (together with all rights associated therewith pursuant to the

Rights Agreement, as hereinafter defined, "Common Stock"), issued and outstanding immediately prior to the Effective Time, other than Shares that are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash (the "Merger Consideration") equal to $10.70. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

            (b) At the Effective Time, each Share issued and held in the Company's treasury at the Effective Time, shall, by virtue, of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (c) At the Effective time, each share of Common Stock par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share of the Surviving Corporation.

3.2.   PAYMENT FOR SHARES.

       From and after the Closing, Purchaser shall ensure that the paying agent appointed by Purchaser with the Company's prior reasonable approval (the "Paying Agent") has, as and when needed, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 3.1(a) hereof to (a) holders of Shares issued and outstanding immediately prior to the Effective Time, and (b) the Eligible Option Holders (as hereinafter defined). After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company which were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, but in any event no later than ten (10) business days after the Closing Date, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares or an Eligible Option Holder a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting (i) the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor, with respect to stockholders, and (ii) the payment to the Eligible Option Holders of all amounts payable thereto pursuant to Section 3.5. Upon surrender to the Paying Agent of such certificates (with respect to the stockholders) and delivery of the letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to each person entitled thereto (1) a check in the amount equal to the Merger Consideration multiplied by the number of Shares held by such person, with respect to the stockholders, and (2) with respect to an Eligible Option Holder, a check in the amount payable to such Eligible Option Holder pursuant to
Section 3.5, in each case, less any required tax withholdings. No interest will be paid or will accrue on the amount payable to any person hereunder.
In the case of a stockholder, if payment is to be made to a person other than the registered holder of the cerificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Two hundred and seventy (270) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time or Eligible Option Holders, as applicable, and thereafter such persons shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable hereunder. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares or any Eligible Option Holder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with this Section.

3.3.   DISSENTER'S RIGHTS.

       If any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 3.1.

3.4.   TRANSFER OF SHARES AFTER THE EFFECTIVE TIME.

       No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

3.5.   COMPANY OPTIONS.

       At the Effective Time, each option (each such option, a "Company Option") to purchase shares of Common Stock outstanding immediately prior to the Effective Time with an exercise price per share less than the Merger Consideration shall automatically be converted into the right to receive cash in the amount of the product of (a) the Merger Consideration minus such exercise price, multiplied by (b) the number of shares of Common Stock for which such Company Option is exerciseable. All other Company Options outstanding as of the Effective Time shall automatically be terminated effective as of the Effective Time. The holders of all Company Options subject to automatic conversion pursuant to this
Section 3.5 are herein referred to as the "Eligible Option Holders."


                                 ARTICLE IV.

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company hereby represents and warrants to Purchaser and Merger Sub as follows:

4.1.   ORGANIZATION AND QUALIFICATION.

       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it in now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for any failures to so qualify or to be in good standing which, individually or in the aggregate, does not have and can not reasonably be expected to have a Material Adverse Effect (as hereinafter defined). True and complete copies of the Certificate of Incorporation and the Bylaws of the Company (the "Organizational Documents") have been delivered to Purchaser. The Organizational Documents are in full force and effect. The Company is not in violation of any provision of the Organizational Documents.

4.2.   SUBSIDIARIES.

            (i) Except for shares of the Subsidiaries (as hereinafter defined), the Company does not own of record or beneficially, directly or indirectly, (a) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (b) any equity or other interest in any partnership, joint venture or other non-corporate business enterprise. Each Subsidiary is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate or partnership, as applicable, power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation or partnership, as applicable, to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for any failures to so qualify or to be in good standing which, individually or in the aggregate, does not have and cannot reasonably be expected to have a Material Adverse Effect. Each Subsidiary and its jurisdiction of formation is set forth in Schedule 4.2(a) attached hereto. None of the Subsidiaries is in violation of any provision of its organizational documents, true and complete copies of which have been delivered to Purchaser.

            (ii) Except as set forth on Schedule 4.2(b), all the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned directly by the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims, and there are no proxies outstanding or restrictions on voting with respect to any such shares.

            (iii) For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other Subsidiaries.

4.3.   AUTHORITY.

       (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval and adoption of this Agreement by a majority of the stockholders of the Company in the manner set forth in Section 6.3, to the extent required by applicable law. This Agreement has been duly executed and delivered by the Company and, subject (as to the obligation to consummate the Merger) to such stockholder approval, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

       (ii) Without limiting the provisions of Section 4.3(i) above, the Board of Directors of the Company, at a meeting duly called and held has, in light of and subject to the terms and conditions set forth herein, (a) determined that this Agreement, the Voting Agreement (as hereinafter defined) the Merger and the other transactions contemplated hereby and by the Voting Agreement are fair and in the best interests of the stockholders of the Company, and (b) resolved to recommend approval and adoption of this Agreement and the Merger.

       (iii) The Board of Directors of the Company has received an opinion (the "Fairness Opinion") from Dain Rauscher Wessels (the "Advisor"), the Company's financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view. Such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion has been delivered to Purchaser.

       (iv) The Company and its Board of Directors have authorized and taken all necessary action to amend the Rights Agreement between the Company and the Bank of New York, as Rights Agent, dated as of September 20, 1996 (the "Rights Agreement"), without redeeming the Rights (as defined in the Rights Agreement), such that none of the execution, delivery or performance of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby will (a) cause any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificate to which they are attached, (b) cause Purchaser, Merger Sub or any of their affiliates to be an Acquiring Person

(as defined in the Rights Agreement), or (c) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement), and such amendment shall be in full force and effect at all times from and after the date hereof through the Effective Time. As of the date hereof and at all times on or prior to the Effective Time, the restrictions to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of the this Agreement and the Voting Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Prior to the execution of the Voting Agreement, the Board of Directors of the Company approved the Voting Agreement and the transactions contemplated thereby. The foregoing actions by the Company's Board of Directors are irrevocable (without limiting the Company's Board of Director's rights with respect to a Superior Proposal (as hereinafter defined)) and the same shall survive any termination of this Agreement.

4.4.   NONCONTRAVENTION.

       Except as set forth on Schedule 4.4 attached hereto, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of any law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets is bound, (ii) require the consent, waiver, approval, license or authorization of, notification of, or any filing by the Company with any governmental authority or any other person or entity (other than the filing of a pre-merger notification report under the HSR Act (as hereinafter defined), the filing with and clearance by the Securities Exchange Commission (the "SEC") of the Proxy Statement (as hereinafter defined) and the approval of the Company's stockholders in the manner set forth in Section 6.3), (iii) conflict with or result in any breach of any provision of the Organizational Documents of the Company or the respective organizational documents of the Subsidiaries, or (iv) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, payment, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Company or any Subsidiary is subject or by which the Company or any Subsidiary or any of their property or assets is bound, except with respect to clauses (i), (ii) and (iv) where such violations, conflicts, breaches, defaults, or the failure to give such notice, make such filing, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on the Company. As used in this Agreement, the term "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the business, assets (including intangible assets), condition (financial or other), prospects or operating results of such party and its subsidiaries, taken as a whole, including, in the case of a "Material Adverse Effect" on the Company, such an effect on the value thereof to the Purchaser or the ability of such party to consummate the Merger.

4.5.   CAPITALIZATION.

       The authorized capital stock of the Company consists in its entirety of (i) 100,000,000 shares of Common Stock, and (ii) 10,000,000 shares of preferred stock. As of the date hereof, 13,573,908 shares of Common Stock were issued and outstanding, all of which were duly and validly issued, fully paid and nonassessable, and no shares of preferred stock were issued and outstanding. Except for Company Options to purchase an aggregate of 1,161,541 shares of Common Stock granted pursuant to the Company's Amended and Restated 1996 Stock Option Plan (the "Company Stock Plan"), a true and complete copy of which, together with the form of option agreement executed in connection with each option grant, has been delivered to Purchaser, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock of the Company or any Subsidiary is authorized or outstanding and there is not any commitment of the Company or any Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither the Company nor any Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. A true and complete list of all of the holders of Company Options, indicating for each the number of shares of Common Stock for which such Company Options are exercisable, the exercise price, the vesting schedule and the termination date, is listed on Schedule 4.5(a) attached hereto. The authorized capital stock of each Subsidiary consists in its entirety of the shares described on Schedule 4.5(b) attached hereto, all of which shares are issued and outstanding and owned beneficially and of record by the Company. The Company has no obligation, contingent, or otherwise, which will survive the Merger, to register any of its presently outstanding securities (or any securities that may subsequently be issued) under the Securities Act (as hereinafter defined). The Company is not a party or subject to any agreement or understanding, and to its Knowledge (as hereinafter defined), except as set forth on Schedule 4.5(b), there is no agreement or understanding between any other persons or entities that affects or relates to the voting or giving of written consents with respect to any of the Company's securities or the voting by a director of the Company. For the purposes of this Agreement, the term "Knowledge" means the knowledge of the directors and officers of the Company and the Subsidiaries, after reasonable and diligent inquiry and investigation.

4.6.   SEC FILINGS.

       The Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since September 24, 1996 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, or the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information incorporated by reference therein) are referred to in this Agreement as the "Company SEC Filings." The Company SEC Filings (i) were prepared and filed in compliance, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company will promptly deliver to Purchaser copies of all Company SEC Filings filed with the SEC after the date hereof.

4.7.   FINANCIAL STATEMENTS.

       (a) The consolidated financial statements of the Company included in the Company SEC Filings have been prepared (i) from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) in accordance with the United States generally accepted accounting principles ("GAAP") consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present the financial position of the Company and the Subsidiaries as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present the results of operations of the Company and the Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

       (b) Except as set forth on Schedule 4.7(b), neither the Company nor any of the Subsidiaries has any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, except for those liabilities that were (i) fully reflected on the consolidated balance sheet included in the Company's Report on Form 10-Q for the quarter ended June 30, 1998, and not heretofore paid or discharged; (ii) incurred prior to the date of such consolidated balance sheet, which, in accordance with GAAP consistently applied, were not required to be recorded thereon (all of which liabilities have been disclosed in the Company SEC filings), (iii) incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, or (iv) any indebtedness reasonably approved by Purchaser incurred in connection with the transactions described in
Section 6.2 or as listed on Schedule 6.1.

4.8.   ABSENCE OF CERTAIN CHANGES OR EVENTS.

       Since June 30, 1998, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course, and neither the Company nor any Subsidiary has (i) issued any stock, bonds or other corporate securities (or options, warrants on other rights to acquire such securities),
(ii) borrowed any amount (other than vehicle floor plan indebtedness in the ordinary course of business consistent with past practice) or incurred any material liabilities (absolute or contingent), except in the ordinary course consistent with past practice, (iii) discharged or satisfied any lien or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the consolidated balance sheet of the Company and the Subsidiaries as of June 30, 1998 and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (iv) declared or made any dividend, payment or distribution in cash, stock or property to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable or mechanics' or materialmens' liens, not filed of record incurred in the ordinary course of business consistent with past practice, (vi) sold, assigned, leased or transferred any of its material properties or assets (other than sales of inventory in the ordinary course of business consistent with past practice), acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business, business organization or division thereof, or cancelled any material debts or claims (except for any such cancellations in the ordinary course of business consistent with past practice or as otherwise contemplated hereby), (vii) except as set forth on Schedule 4.8, made any changes in director, officer or key employee compensation or in any bonus, insurance, pension or other employee benefit plan (other than in the ordinary course of business consistent with past practice), (viii) taken any action with respect to accounting policies or procedures, except for changes required by GAAP, (ix) agreed, in writing or otherwise, to take any of the actions listed in clauses
(i) through (viii) above, (x) suffered any Material Adverse Effect or waived any rights of substantial value, whether or not in the ordinary course of business, or (xi) entered into any material transaction, except in the ordinary course of business or as otherwise contemplated hereby (other than as set forth in Section 6.2).

4.9.   COMPLIANCE WITH LAWS.

       Neither the Company nor any Subsidiary is in material default under or in violation, in any material respect, of any order of any court, governmental authority or arbitration board or tribunal to which the Company or such Subsidiary is or was subject or in violation, in any material respect, of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to export controls, labor and employment matters, environmental matters and foreign corrupt practices) to which the Company or any Subsidiary is or was subject. Neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except where the failure to obtain any of the foregoing would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All of such licenses, permits, franchises and authorizations are and, after giving effect to the transactions contemplated hereby, will continue to be, valid and in full force and effect. Schedule 4.9 attached hereto sets forth a list of all material licenses, permits, franchises and authorizations held by the Company and its Subsidiaries.

4.10.  DISCLOSURE DOCUMENTS.

            (i) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated hereby (collectively, the "Company Disclosure Documents"), including, without limitation, the Proxy Statement and any amendments or supplements thereto, will, when filed, comply as to form and substance with the requirements of the Exchange Act.

            (ii) The Proxy Statement will not (a) at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) at the time of such stockholder vote or at the Effective Time omit any information necessary to correct any statement that has become materially false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. At the time of the filing of any Company Disclosure Document (other than the Proxy Statement) and at the time of distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by Purchaser specifically for inclusion in the Proxy Statement or any other Company Disclosure Document that relates to Purchaser or any affiliate or associate of Purchaser.

4.11.  LITIGATION.

       Except for matters 6, 7 and 8 set forth on Schedule 4.11 attached hereto, there is no action, suit, investigation, proceeding, claim, arbitration, mediation, unfair labor practice complaint or grievance pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any court, governmental body or arbitration board or tribunal, except for any such action, suit, investigation, proceeding, claim, arbitration, mediation, unfair labor practice complaint or grievance that, individually or in the aggregate, if adversely determined, would or could reasonably be expected to have a Material Adverse Effect on the Company (and the other significant litigation matters set forth on Schedule 4.11 are not reasonably expected, individually or in the aggregate, if adversely determined, to have a Material Adverse Effect on the Company). Neither the Company nor any Subsidiary nor any of the property or assets of any of them is subject to any order, judgment, injunction or decree.

4.12.  INTELLECTUAL PROPERTY.

               (i) Schedule 4.12(a) attached hereto contains a complete and accurate list of all material trademarks, trade names, service marks, copyrights, logos, know-how, computer software programs or applications (including any imbedded software in instrumentation or otherwise), and tangible or intangible proprietary information or material (collectively, the "Proprietary Property"), including all contracts, agreements and licenses relating thereto, owned by the Company or its Subsidiaries or in which either of them has any rights. Each of the Company and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Proprietary Property that is necessary to conduct the business of each of the Company and its Subsidiaries as currently conducted.

               (ii) Except as set forth on Schedule 4.12(b), none of the Proprietary Property, no use thereof by the Company or any Subsidiary, and no permitted use thereof by any licensee infringes upon or violates, in any material respect, any copyright, trade secret or other intellectual property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the Knowledge of the Company, threatened, which claim or demand, individually or when aggregated with all such claims and demands, if adversely determined, would or could reasonably be expected to have a Material Adverse Effect on the Company.

               (iii) The Company has adopted and is implementing a plan such that all Proprietary Property that contains or calls on a calendar function, including, without limitation, any function that is indexed to a computer processing unit clock or provides specific dates or calculates spans of dates, will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000, except for any failures to so record, store, process and provide which do not and are not reasonably expected to have, individually or in the aggregate, a material cost to the Company. Pursuant to such plan, none of the Company's or the Subsidiaries' Proprietary Property, accounting systems or other systems will be materially adversely affected or impaired by the date change from December 31, 1999, to January 1, 2000. The cost to implement such plan has not been and will not be material.

4.13.  LABOR MATTERS.

       Neither the Company nor any Subsidiary is bound by any collective bargaining agreement or other arrangement with a labor union or association representing any employee, nor has the Company or any Subsidiary experienced any strike, work slowdown or stoppage, lock-out or material grievance, claim of unfair labor practices or other collective bargaining dispute. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Company or any Subsidiary.

4.14.  SEVERANCE ARRANGEMENTS.

       Except pursuant to the Company's severance policies as in effect on the date hereof (which are described on Schedule 4.14 attached hereto, true and complete copies of which have been delivered to Purchaser), or except as otherwise described on Schedule 4.14, neither the Company nor any Subsidiary is a party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated hereby or a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, or (ii) providing severance benefits in excess of those generally available to similarly situated employees under the foregoing severance policies, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 4.14 attached hereto, neither the Company nor any Subsidiary is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

4.15.  TAXES.

               (i) Each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has
(a) except as set forth on Schedule 4.15, timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined) for all periods, with respect to the Company, and for all periods during which the Subsidiaries have been owned by the Company or owned by or affiliated with Bill A. Gilliland, with respect to the Subsidiaries, which Returns were correct and complete in all material respects, (b) timely paid or withheld all Taxes that are due and payable, whether or not shown on any Return (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements described in Section 4.8 hereof),
(c) established reserves (excluding reserves for deferred taxes) that are adequate for the payment of all Taxes not yet due and payable with respect to the Company and the Subsidiaries through the date hereof, and (d) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

               (ii) Except as set forth on Schedule 4.15, there is no deficiency, claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any Subsidiary in respect of any Taxes. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority. Except as set forth on Schedule 4.15, none of the Company or any Subsidiary currently is the beneficiary of any extension of time within which to file any Return.

               (iii) Neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority (a) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable or (b) a closing agreement pursuant to Section 7121 of the Internal Revenue

Code (the "Code"), or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

               (iv) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

               (v) The Company has made available to Purchaser true and complete copies of (a) all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company or any Subsidiary relating to Taxes, and (b) all federal, state, local and foreign income tax Returns filed by the Company or any Subsidiaryof the Company, for all periods ending on and after the date of the Company's formation, and of the Subsidiaries, for all periods during which the Subsidiaries have been owned by the Company or owned by or affiliated with Bill A. Gilliland. No claim has ever been made by an authority in a jurisdiction where the Company, at any time, or any of the Subsidiaries, at any time during which such Subsidiary has been owned by the Company or owned by or affiliated with Bill A. Gilliland, does not file Returns that it is or may be subject to taxation by such jurisdiction. The Company has provided to Purchaser a description of the Company's and each Subsidiary's net operating loss carryforwards, other material tax carryovers, excess loss accounts, material tax elections, and deferred intercompany transactions. Neither the Company nor any Subsidiary has any net operating losses or other tax attributes presently limited under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

               (vi) None of the Company and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and its Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Company and its Subsidiaries is (or ever has been) a party to any tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any person or entity (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.16.  EMPLOYEE BENEFIT PLANS.

               (i) Each of the Company and the Subsidiaries has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, with respect to each "employee benefit plan" as defined under
Section 3(3) of ERISA ("Plan") which the Company or any Subsidiary (a) has ever adopted, maintained, established or to which any of the same has been required to contribute to or has ever contributed or (b) currently maintains or to which any of the same currently contributes or is required to contribute or (c) currently participates in or is required to participate in.

               (ii) Neither the Company nor any Subsidiary has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due or owing from the Company or any of its subsidiaries on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

               (iii) Notwithstanding anything else set forth herein, other than routine claims for benefits and liability for premiums due to the Pension Benefit Guaranty Corporation, neither the Company nor any Subsidiary has incurred any material liability with respect to a Plan that is currently due and owing and has not yet been satisfied, including without limitation under ERISA (including without limitation Title I or Title IV thereof), the Code or other applicable law, and no event has occurred, and, to the Knowledge of the Company, there exists no condition or set of circumstances (other than the accrual or payment of benefits under the normal terms of the Plans), that could result in the imposition of any material liability on the Company or any Subsidiary with respect to a Plan, including without limitation under ERISA (including without limitation Title I or Title IV of ERISA), the Code or other applicable law with respect to a Plan.

               (iv) Except as required by applicable law, neither the Company nor any Subsidiary has committed itself, orally or in writing, (x) to provide or cause to be provided to any person any payments or provision of any "welfare" or "pension" benefits (as defined in Sections 3(1) and 3(2) of ERISA) in addition to, or in lieu of, those payments or benefits set forth under any Plan, (y) to continue the payment of, or accelerate the payment of, benefits under any Plan, except as expressly set forth thereunder or (z) to provide or cause to be provided any severance or other post-employment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit to any person (including without limitation any former or current employee) except as set forth under any Plan.

4.17.  ENVIRONMENTAL MATTERS.

       The Company and the Subsidiaries are and have at all times been in compliance, in all material respects, with all Environmental Laws governing their businesses, operations, properties and assets, including, without limitation: (a) all requirements relating to the Discharge and Handling of Hazardous Substances; (b) all requirements relating to notice, record keeping and reporting; (c) all requirements relating to obtaining and maintaining Licenses for the ownership by each of the Company or the Subsidiaries of the Owned Properties (as hereinafter defined) and its other properties and assets and the operation of its business as presently conducted and the use by the Company or the Subsidiaries of the Leased Premises (as hereinafter defined) and
(d) all
applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

               (i) There are no (and, to the Knowledge of the Company, there is no basis for any) material non-compliance orders, warning letters or notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively "Proceedings") pending or, to the Knowledge of the Company, threatened against or involving the Company or the Subsidiaries, their businesses, operations, properties or assets or the Owned Properties or Leased Premises, issued by any governmental authority or third party with respect to any Environmental Laws or Licenses issued to the Company or the Subsidiaries thereunder in connection with, related to or arising out of the ownership by the Company or the Subsidiaries of the Owned Properties and their other properties or assets or the operation of their businesses or the use by the Company or the Subsidiaries of the Leased Premises, which have not been resolved to the satisfaction of the issuing governmental authority or third party in a manner that would not impose any material obligation, burden or continuing liability on Purchaser or the Company or the Subsidiaries (as wholly owned subsidiaries of Purchaser) in the event that the transactions contemplated by this Agreement are consummated.

               (ii) Neither the Company nor the Subsidiaries have at any time Discharged, nor have they at any time allowed or arranged for any third party to Discharge, Hazardous Substances to, at or upon: (a) any location other than a site lawfully permitted to receive such Hazardous Substances; (b) any parcel of real property owned or leased at any time by the Company or the Subsidiaries (including, without limitation, the Owned Properties and Leased Premises), except in compliance, in all material respects, with applicable Environmental Laws; or (c) any site which, pursuant to CERCLA or any similar state law has been placed on the National Priorities List or its state equivalent, or the Environmental Protection Agency or any relevant state agency has notified the Company or the Subsidiaries that it has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a material Discharge, or threatened material Discharge of any Hazardous Substance on, into or directly beneath the surface of any real property owned or leased at any time by the Company or the Subsidiaries, including, without limitation, the Owned Properties and Leased Premises.

               (iii) There has been no material Discharge from or rupture of any Aboveground Storage Tanks or Underground Storage Tanks.

               (iv) Schedule 4.17 attached hereto identifies (a) all environmental audits, assessments or occupational health studies undertaken during the prior two years relating to or affecting the Company or the Subsidiaries, the Owned Properties or the Leased Premises; and (b) all ground, water, soil, air or asbestos monitoring undertaken by the Company or the Subsidiaries in the past two years relating to or affecting the real property owned or leased at any time by the Company or the Subsidiaries, including the Owned Properties and Leased Premises.

               (v) For purposes of this Section, the following terms shall have the meanings ascribed to them below:

                      "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

                      "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

                      "Environmental Laws" means all federal state, regional or local statutes, laws rules, regulations, codes, ordinances, rulings, licenses and changes thereto which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, waste disposal, hazardous or toxic substances, solid or hazardous waste.

                      "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law.

                      "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, the presence of which requires investigation or remediation under any Environmental Laws or which are regulated, listed or controlled by, under or pursuant to any Environmental Laws.

                      "Licenses" means, for purposes of this Section 4.17 only, all licenses, certificates, permits, approvals, decrees and registrations required under the Environmental Laws.

                      "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 ET SEQ., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling or decree governing Underground Storage Tanks.

4.18.  CERTAIN TRANSACTIONS.

       Except as set forth on Schedule 4.18 attached hereto, there are no existing or proposed transactions, agreements, arrangements or understandings between the Company or any Subsidiary and their respective "affiliates," as such term is defined in Rule 405 promulgated under the Securities Act.

4.19.  BROKERS.

       Except for the fee payable by the Company to the Advisor in connection with the Fairness Opinion, no person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the Company or any of the Subsidiaries or their affiliates.

4.20.  ASSETS.

               (a) The Company and the Subsidiaries have good and marketable title to or a valid leasehold interest in all of their properties and assets (tangible and intangible), including without limitation, all the properties and assets reflected on the Consolidated Balance Sheet included in the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1998 (except to the extent disposed of in the ordinary course of business consistent with past practice), all the properties and assets purchased or otherwise acquired by the Company or any Subsidiary since the date of thereof, and all properties and assets used in its business. None of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind material to the business of the Company taken as a whole, except as set forth in the Company SEC Filings or Schedule 4.20(a) attached hereto. The Company and the Subsidiaries own and operate the motor vehicle dealerships (the "Dealerships") listed on Schedule 4.20(b) attached hereto at the locations set forth thereon, and the Dealerships are owned and operated by the Company or the Subsidiaries, as applicable, as indicated thereon.

               (b) Except for employee owned tools, the Fixed Assets currently in use or necessary for the business and operations of the Company and the Subsidiaries are in good operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Fixed Assets" means all vehicles (other than vehicles held as inventory), machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures, owned, used by or located on the premises of the Company and the Subsidiaries or set forth on the balance sheet of the Company included in the Company's filing on Report 10-Q for the quarter ended June 30, 1998 or acquired since the date of such balance sheet.

               (c) As of June 30, 1998, the inventories shown on the Consolidated Balance Sheet included in the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1998 consisted in all material respects of items of a quantity and quality useable or saleable in the ordinary course of business and have been replenished in all material respects in the ordinary course of business consistent with past practice. All such inventories (including any reserves established with respect thereto) are valued on the Consolidated Balance Sheet included in the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1998 in accordance with GAAP consistent with past practice.

4.21.  REAL PROPERTY OWNED OR LEASED.

               (i) Schedule 4.21(a) attached hereto contains the street addresses of all real property or any interest therein owned by any of the Company or the Subsidiaries (the parcels of real property so identified on are referred to herein collectively as the "Owned Properties"). With respect to each such parcel of Owned Properties the respective entity designated on Schedule 4.21(a) has good and marketable title, free and clear of (1) any mortgages (except as set forth on Schedule 4.21(a)), pledges, liens, security interests or other encumbrances securing debt for borrowed money, or (2) any other lien, restriction, covenant, condition, easement or exception (other than liens for real estate taxes not yet due and payable or mechanics' or materialmens' liens not filed of record incurred in the ordinary course of business consistent with past practice), which materially impairs the use or value of such Owned Property to the Company.

               (ii) Schedule 4.21(b) attached hereto sets forth a list of all leases, licenses or similar agreements to which the Company or the Subsidiaries is a party, which are for the use or occupancy of real estate (the "Leases") (true and complete copies of which have previously been furnished to Purchaser), in each case, setting forth: (a) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (b) the street address and legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect and have not been amended and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases. The Company and the Subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interests are free and clear of (1) any mortgages, liens and encumbrances relating to debt for borrowed money, and (2) any other liens, encumbrances, covenants and easements or title defects of any nature whatsoever, which other line, encumbrance, covenant, easement or title defect could materially impairs the use or value of the applicable Leased Premises to the Company.

               (iii) With respect to each parcel of the Owned Properties and Leased Premises, (a) there are no pending or, to the Knowledge of the Company or any of the Subsidiaries, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters materially affecting adversely the current use, occupancy or value thereof; (b) there are no contracts granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than the Company and the Subsidiaries) in possession of any such parcel; and (c) except as set forth on
Schedule 4.21(c), there are no outstanding options or rights of first refusal or similar rights to purchase any such parcel or any portion thereof or interest therein.

4.22.  INSURANCE.

       The Company maintains all policies of fire, products liability, general liability, vehicle, workers' compensation, directors' and officers' liability, title and other insurance covering the Company or its Subsidiaries or any of their respective property or assets that are material to the business of the Company and the Subsidiaries, in such amounts and such terms as are customary in the industry. Except as set forth on Schedule 4.22, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, to the Company's Knowledge, there is no basis for any underwriter of such policy to deny any material pending claim. All of such policies are in full force and effect in all material respects, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced or which cannot be replaced on substantially similar terms prior to the date of such cancellation or termination. All premiums due and payable under such policies have been paid. No insurance policy or arrangement provides for any retrospective premium adjustment, experience based liability or loss sharing arrangement affecting the Company or any Subsidiary, except adjustments, liabilities or loss sharing arrangements which would not be material in amount.

4.23.  MATERIAL CONTRACTS.

               (i) Schedule 4.23 attached hereto sets forth a list of each Material Contract (as defined below), true, correct and complete copies of which have been provided to Purchaser, including without limitation all franchise, sales and service, dealer and other agreements or undertakings (the "Franchise Agreements") with automobile manufacturers or distributors (collectively, the "Factories"). Schedule 4.23 identifies (a) which Franchise Agreements grant the Company and the Subsidiaries full rights and privileges necessary to operate the Dealerships; (b) all rights of first refusal granted to any Factory pursuant to any of the Franchise Agreements, and (c) all Material Contracts that require the consent of third parties to the transactions contemplated hereby. The copy of each Material Contract furnished to Purchaser is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. The Company and the Subsidiaries have not violated, in any material respect, any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, all of the covenants to be performed by any other party thereto have, to the Knowledge of the Company, been fully performed, and no material claims have been made or issued for breach or indemnification or notice of default or termination under any Material Contract. Each of the Material Contracts constitutes the legal, valid and binding obligation of the Company and the Subsidiaries that is a party thereto, each in accordance with its express terms. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by any Company and the Subsidiaries under any Material Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. Neither of the Company and the Subsidiaries is subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.

               (ii) As used in this Section 4.23, the term "Material Contracts" shall mean written or oral, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other person or entity, or letters of intent or commitment letters with respect to same (other than those which individually provide for money borrowed of less than $200,000); (b) the Leases; (c) leases of personal property (other than those which individually provide for annual payments of less than $200,000); (d) distribution, sales agency or franchise or similar agreements (including, without limitation, the Franchise Agreements), or agreements providing for an independent contractor's services, or letters of intent with respect to same (other than those which individually provide for annual payments of less than $200,000); (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements and any other agreements relating to any employee, officer or director of the Company and the Subsidiaries; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding material Proprietary Property; (g) contracts relating to pending capital expenditures by the Company and the Subsidiaries; (h) non-competition agreements restricting the Company or Subsidiaries in any manner; (i) any agreements pursuant to which the Company is a party or by which it is bound relating to the issuance, registration or voting of shares of its capital stock (or options or other rights to acquire the same); and (j) any other contracts material to the Company or the Subsidiaries.

4.24.  ADVERSE IMPACT OF ACTIONS OR PROPOSALS OF FACTORIES.

       Except as set forth on Schedule 4.24, to the Knowledge of the Company, none of the Factories nor any other dealer has taken or proposed to take any action that could have an adverse impact on the Dealerships, including, but not limited to, (i) relocating or closing the Dealerships; (ii) relocating any other dealership or establishing or awarding a new franchise for a dealership to a location that could have an adverse impact on the Dealerships; or
(iii) protesting any action taken or proposed to be taken by the Dealerships. The Company has delivered to Purchaser copies of any written documentation or proposals relating to the foregoing in the possession of the Company or the Subsidiaries, including any strategic plans of the Factories relating to distribution, marketing, facilities or divisional image or alignment or any documentation relating to specific plans or proposals with respect to the Dealerships. As of the date hereof, neither the Company nor the Subsidiaries have any claims, and no basis exists (nor will any basis exist solely as a result of the passage of time) for any claims, by the Company or the Subsidiaries against the Factories. To the Knowledge of Company, none of the Factories has requested any change in the management staff of the Dealerships and, to the Knowledge of the Company, there exists no basis upon which the Factories would request such a change in management staff.

4.25.  RECEIVABLES.

       All of the Receivables are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company or the Subsidiaries, as the case may be. All of the Receivables are good and collectible receivables, and will be collected in accordance with past practice and the terms of such receivables (and in any event within six months following the Closing Date), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the balance sheet of the Company included in the Company's Report on Form 10-Q for the quarter ended June 30, 1998, as reasonably adjusted since the date of such balance sheet in the ordinary course of business. For purposes of this Agreement, the term "Receivables" means all receivables of the Company and the Subsidiaries, including without limitation all contracts in transit, manufacturer's warranty receivables and all trade account receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

4.26.  VOTE REQUIRED.

       The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

4.27.  FULL DISCLOSURE.

       To the Company's Knowledge, neither any representation or warranty by the Company in this Agreement nor any statement by the Company in any Schedule hereto or any certificate delivered pursuant to this Agreement contains an untrue statement of a material fact or omits to state any material fact necessary in order to make the representations, warranties or statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

                                     ARTICLE V.


                    REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

5.1.   ORGANIZATION AND QUALIFICATION.

       Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted, except as would not have a Material Adverse Effect on Purchaser. Each of Purchaser and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Purchaser or Merger Sub, as applicable.

5.2.   AUTHORITY RELATIVE TO AGREEMENT.

       Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser and Merger Sub, and no other corporate proceedings on the part of Purchaser of Merger Sub (including, without limitation, any action by its stockholders) are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and constitutes the legal, valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms.

5.3.   NON-CONTRAVENTION.

       The execution, delivery and performance of this Agreement by Purchaser and the consummation by them of the transactions contemplated hereby, will not
(i) violate or conflict with, in any material respect, any provision of any law applicable to Purchaser or Merger Sub or by which any property or asset of them is bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Purchaser or Merger Sub with any public authority (other than (a) the filing of a pre-merger notification report under the HSR Act, (b) in connection with or in compliance with the provisions of the Exchange Act, the DGCL, the "takeover" or "blue sky" laws of various states, (c) applicable state statutes and regulations regulating the conduct of the Surviving Corporation's and the Subsidiaries' business, and (d) any other filings and approvals expressly contemplated by this Agreement), (iii) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Purchaser or Merger Sub in any respect or (iv) except as provided on Schedule 5.3 attached hereto, violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser or Merger Sub pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Purchaser or Merger Sub is subject or by which Purchaser or Merger Sub or any of its property or assets is bound; except in the case of clauses (i), (ii) and (iv) where such violations, conflicts, breaches, defaults or the failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser or Merger Sub.

5.4.   DISCLOSURE DOCUMENTS.

       None of the information supplied or to be supplied in writing by either Purchaser or Merger Sub for inclusion in the Proxy Statement, including any amendment or supplement to the Proxy Statement, will, at the respective times such documents are filed, and when sent or given to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or at the time of the Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication or the solicitation of proxies for the Meeting which shall have become false or misleading. Notwithstanding the foregoing, neither Purchaser nor Merger Sub makes any representation or warranty with respect to any information that has been supplied by the Company or any Subsidiary or their auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Proxy Statement or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

5.5.   BROKERS.

       No person is entitled to any brokerage or finder's fee or commission in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of Purchaser or Merger Sub.

                                    ARTICLE VI.


                                 CERTAIN AGREEMENTS

6.1.   CONDUCT OF THE COMPANY'S BUSINESS.

       Subject solely to Section 6.2, the Company covenants and agrees that, except as described on Schedule 6.1 attached hereto, prior to the Effective Time, unless Purchaser shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

               (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice; and

               (b) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber (or permit any Subsidiary to sell, pledge, dispose of or encumber) any assets of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Certificate of Incorporation, or Articles of Incorporation, as applicable, or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

               (c) neither the Company nor any Subsidiary shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company Stock Plans or otherwise; PROVIDED that the Company may issue shares of Company
       Common Stock upon the exercise of currently outstanding options referred to in Section 4.6 hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (iii) except for vehicle financing in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities; (iv) enter into or modify any Material Contract, except in the ordinary course of business and consistent with past practice; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company or any Subsidiary;

               (d) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees or enter into any employment agreement or make any loan to or enter into any transaction of any other nature with any employee of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

               (e) neither the Company nor any Subsidiary shall adopt or amend, in any material respect, except as contemplated hereby or as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay); and

               (f) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2.   ACQUISITION.

       The Company shall (and shall cause the applicable Subsidiaries to) diligently perform all of their obligations to acquire Las Vegas Honda, in Las Vegas, Nevada (the "New Dealership"), and shall consummate the same, subject and pursuant to the terms and conditions of the acquisition agreement relating thereto (as in effect on the date hereof), as and when required by such agreement, provided that no modification or amendment to such agreement (or waiver of any covenant or condition set forth therein) shall be entered into or taken without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. Upon completion of the acquisition of the New Dealership, the New Dealership shall be deemed a "Dealership" for all purposes of this Agreement.

6.3.   STOCKHOLDER APPROVAL.

               (a) As soon as reasonably practicable after the date hereof, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, give notice of and convene a meeting (a "Meeting") of its stockholders to consider and vote upon the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Board of Directors shall, subject solely to the rights of the Board of Directors with respect to a Superior Proposal (as hereinafter defined) as set forth in Section 6.6(a), recommend that the stockholders of the Company vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to stockholders in connection therewith.

               (b) As promptly as reasonably practicable after the date hereof, the Company shall prepare a proxy statement, prepared in accordance with the requirements of the Exchange Act, the DGCL and the Company's Certificate of Incorporation and Bylaws pertaining to the Merger and containing the unanimous recommendation of the Company's Board of Directors to approve and adopt this Agreement, and the Merger and (the "Proxy Statement"). Purchaser shall reasonably cooperate with the Company in the preparation of the Proxy Statement and any amendments and supplements thereto. The Proxy Statement shall not be distributed, and no amendment or supplement thereto shall be made by the Company, without the prior consent of Purchaser and its counsel. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and shall cause a definitive Proxy Statement to be distributed to its stockholders entitled to vote upon the Merger as promptly as practicable thereafter.

               (c) The Company shall notify Purchaser of the receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or for additional information, and promptly supply Purchaser with copies of all correspondence between the Company (or its representatives) and the SEC (or its staff) with respect thereto, all of which correspondence shall be subject to Purchaser's prior reasonable approval. If, at any time prior to the Meeting, any event should occur relating to or affecting the Company or Purchaser, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to the Company's stockholders such amendment or supplement.

               (d)    Concurrently herewith, each of Bill A. Gilliland, Robert
W. Hall, Xaris, Ltd. and the Gilliland Family Partnership (the "Shareholder Group") have entered into a Voting Agreement with the Purchaser in the form attached hereto as Exhibit 6.3 (the "Voting Agreement").

6.4.   ACCESS TO INFORMATION.

               (a) The Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, representatives and agents of Purchaser reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Purchaser all financial, operating and other information and data as Purchaser, through its officers, employees or agents, may reasonably request.

               (b) No investigation by Purchaser shall modify, impair, affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

6.5.   FURTHER ASSURANCES

       Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Without limiting the foregoing, the parties hereto shall make promptly their respective filings, if any, and thereafter make any other required submissions, under the HSR Act, with respect to the transactions contemplated hereby, and shall, if requested by Purchaser, seek early termination of the applicable waiting period under the HSR Act. Without limiting the foregoing, each of the parties shall use its commercially reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of any governmental authority and parties to contracts with the Company or the Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

6.6.   FACTORY APPROVALS.

       Without limiting Section 6.5 above, each of the parties hereto shall (a) cooperate in the preparation and filing of, and take all appropriate actions in connection with, the application to the Factories for approval of the transactions contemplated hereby, and (b) use commercially reasonable efforts, consistent with a mutually acceptable litigation strategy, to (i) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (ii) lift or rescind any injunction or restraining order or other order in connection therewith materially adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) institute any lawsuits or legal proceedings necessary, appropriate or advisable to obtain the approvals or consents of the Factories to the transactions contemplated by this Agreement. The Purchaser will have primary responsibility for directing any such lawsuits or legal proceedings, and in accordance with such direction, the parties will coordinate their efforts to pursue their legal remedies as contemplated above, in order to obtain the approvals necessary to consummate the transactions contemplated by this Agreement and to obtain appropriate relief.

6.7.   INQUIRIES AND NEGOTIATIONS.

               (a) The Company, the Subsidiaries, their affiliates and their respective officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition (except as provided on Schedule 6.1) or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of the Subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any Subsidiary or any division of the Company (an "Acquisition Transaction"). Except as set forth in this Section 6.7(a), neither the Company, the Subsidiaries nor any of their affiliates, nor any of their or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or "group" (as defined in Section 13(d) of the Exchange Act) (other than Purchaser or Merger Sub, any affiliate or associate of Purchaser and Merger Sub or any designees of Purchaser and Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal"); provided, however, that the Company may, directly or indirectly, furnish information and access pursuant to an appropriate confidentiality agreement, in each case only in response to an unsolicited request for information or access, to any person making a written Superior Proposal (as hereinafter defined) to the Board of Directors of the Company, and may participate in discussions and negotiate with such person concerning any such Superior Proposal, if and only if the Board of Directors of the Company determines in good faith, based upon the written advice of outside counsel to the Company reasonably acceptable to Purchaser ("Counsel"), that failing to provide such information or access or to participate in such discussions or negotiations would constitute a breach of the Board's fiduciary duty under applicable law and provided, further, that nothing herein shall prevent the Board from taking, and disclosing to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, further, that the Board shall not recommend that the stockholders of the Company tender their Shares (or approve any such Superior Proposal in any meeting of the stockholders of the Company to approve any such Superior Proposal) in connection with any such Superior Proposal unless the Board shall have determined in good faith, based upon the written advice of Counsel to the Company, that failing to take such action would constitute a breach of the Board's fiduciary duty to the Company's stockholders under applicable law.
The Board shall (i) notify Purchaser immediately if any Superior Proposal is made and shall in such notice indicate the identity of the offeror and the terms and conditions of any such Superior Proposal, and (ii) keep Purchaser promptly apprised of significant developments as to such Superior Proposal.
The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board shall have determined in good faith, based upon the written advice of Counsel to the Company, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors to the Company's stockholders under applicable law. For the purposes hereof, the term "Superior Proposal" means an Acquisition Proposal made by a third-party after the date hereof, which was not encouraged, solicited or initiated by the Company, the Subsidiaries or any of their affiliates or any of their respective officers, directors, employees, representatives or agents, the value of which Acquisition Proposal to the stockholders of the Company has been determined by the Board of Directors to be materially greater than the value to such stockholders represented by the transactions contemplated hereby.

               (b) In connection with any Superior Proposal recommended to the stockholders of the Company for approval, as provided above, if Purchaser does not elect to terminate this Agreement pursuant to Section 8.1, then, upon written demand from Purchaser, the Board of Directors of the Company shall, as promptly as practicable thereafter, give notice of and convene a Meeting to consider and vote upon the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby, in the manner provided in Section 6.3.

6.8.   NOTIFICATION OF CERTAIN MATTERS.

       The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Purchaser or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notice shall modify, impair or constitute a waiver of any breach of any representation, warranty or covenant, including, without limitation, any such breach with respect to which such notice is given.

6.9.   INDEMNIFICATION.

               (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and Bylaws as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially adversely affect the rights thereunder of individuals who, on or prior to the Effective Time, were directors, officers, employees or agents of the Company (collectively, the "Indemnified Parties"), unless such modification is required by law.

               (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance covering those Indemnified Parties who are currently covered by the Company's directors' and officers' liability insurance policy, a copy of which has heretofore been delivered to Purchaser, on terms no less favorable than the terms of such current insurance coverage, PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently payable by the Company for such insurance, PROVIDED, FURTHER, HOWEVER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

               (c) This Section 6.9 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Purchaser, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

6.10.  RIGHTS PLAN.

       The Company covenants and agrees that it will not (a) redeem the Rights,
(b) amend the Rights Agreement (except as provided in Section 4.32), or (c) take any action which would allow any Person (as defined in the Rights Agreement) other than Purchaser to acquire beneficial ownership of 19.9% or more of the Common Stock without causing a Distribution Date (as defined in the Rights Agreement) to occur. Notwithstanding the foregoing, the Company may take any of the actions described in clause (c) above, to the extent solely in connection with a Superior Proposal and in the manner and subject to the terms and conditions of Section 6.7.

6.11.  COMPANY OPTIONS.

       Prior to the Closing, the Company shall cause all outstanding amounts owed to the Company or the Subsidiaries by holders of Company Options to be paid in full or offset against the amounts payable to such holders pursuant to
Section 3.5.

6.12.  CERTAIN TRANSACTIONS.

       Prior to the Closing Date, the Company shall (a) cause the Lease with respect to the Leased Premises for its headquarters in Amarillo, Texas, to be amended, such that, from and after the Effective Time, the same shall be terminable by the tenant thereunder upon sixty (60) days prior written notice,
(b) cause all other contracts, agreements and understandings between the Company or any Subsidiary and any person or entity affiliated with the Company or any Subsidiary to be terminated, without liability to the Company or any Subsidiary, and (c) at Purchaser's direction, use reasonable commercial efforts to divest of any dealership operations on terms reasonably satisfactory to Purchaser in order to satisfy the conditions to Closing set forth in Section 7.1.

6.13.  OPTION PLAN.

       At the Effective Time, the Company shall have terminated the Company Stock Option Plan with no liability of the Company thereunder, including, without limitation, to any of the holders of Company Options at any time (other than obligations which will be satisfied pursuant to Section 3.5).

                                    ARTICLE VII.


                              CONDITIONS TO THE MERGER

7.1.   CONDITIONS TO THE MERGER RELATING TO PURCHASER AND MERGER SUB.

       The obligation of Purchaser and Merger Sub to effect the Merger shall be subject, unless waived in writing by them, to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) this Agreement and the Merger hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company;

               (b) no preliminary or permanent injunction or other order decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending before any court, arbitrator or governmental agency, body or official;

               (c) all of the representations and warranties of the Company set forth in this Agreement shall have been true and correct on the date of this Agreement, and (i) with respect to all such representations and warranties that are not subject to materiality (or similar) qualifiers, shall be true and correct in all material respects on the Closing Date (subject to any transactions and other actions permitted or required to be taken pursuant to this Agreement), with the same force and effect as if made on such date, and (ii) with respect to all such representations and warranties that are subject to materiality (or similar) qualifiers shall be true and correct on the Closing Date in accordance with their terms, with the same force and effect as if made on such date;

               (d) the Company shall have performed, in all material respects, all of its covenants and obligations under this Agreement;

               (e) the Chief Executive Officer of the Company shall have executed and delivered to Purchaser a certificate, in form reasonably acceptable to Republic, certifying as to the matters set forth in clauses (c) and (d) above;

               (f) Between the date hereof and the Closing Date, there shall not have occurred any fact, circumstance, development or event which has or could reasonably be expected to have a Material Adverse Effect on the Company, and the Company shall have delivered to Purchaser a certificate, dated as of the Closing Date, to that effect.

               (g) Purchaser shall have received an opinion of counsel to the Company reasonably acceptable to the Purchaser, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser;

               (h) (i) Purchaser shall have received all consents required under the Franchise Agreements between the Company and the Factories or shall have entered into new arrangements and franchise agreements of the type generally in use at that time to operate a dealership of each of the Factories at the current locations of the Dealerships, subject only to such additional terms and conditions as are acceptable to Purchaser, and the Closing hereunder shall be in compliance with any agreements then in effect between the Purchaser and any Factories;
       (ii) the expiration or early termination of any waiting period under the HSR Act shall have occurred; (iii) the Company and Purchaser shall have received such other consents to the Merger and other transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of the Company or the Subsidiaries, from any person or entity from whom such consent or waiver is required, under any Material Contract listed or required to be listed in Schedule 4.23 (other than the Franchise Agreements) or any law or regulation (other than the HSR Act), or who as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Material Contracts, either by the terms thereof or as a matter of law, except for any failures to obtain any such consent which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect on Purchaser or the Company; and (iv) Purchaser shall have obtained any applicable dealer license or other approvals required under state laws or the applicable state motor vehicle authorities and all other governmental authorities with respect to the transactions contemplated hereby, except for any failures to obtain any such licenses or approvals which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect on Purchaser or the Company;

               (i) The Surviving Corporation and each of Bill A. Gilliland, Robert W. Hall and John Gaines shall have entered into Employment Agreements (the "Employment Agreements"), with respect to the employment of such persons by the Surviving Corporation from and after the Closing Date, in the forms attached hereto as Exhibits 7.1(i)(A) and 7.1(i)(B), respectively; and

               (j) The Voting Agreement shall have been observed and shall continue to be in full force and effect in accordance with their respective terms.

7.2.   CONDITIONS TO THE MERGER RELATING TO THE COMPANY.

       The obligation of the Company to effect the Merger shall be subject, at its option or waiver in writing, to the fulfillment at or prior to the Effective Time of the following conditions:

               (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

               (b) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred;

               (c) all of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement shall have been true and correct on the date of this Agreement, and (i) with respect to all such representations and warranties that are not subject to materiality (or similar) qualifiers, shall be true and correct in all material respects on the Closing Date (subject to any transactions and other actions permitted or required to be taken pursuant to this Agreement), with the same force and effect as if made on such date, and
       (ii) with respect to all such representations and warranties that are subject to materiality (or similar) qualifiers shall be true and correct on the Closing Date in accordance with their terms, with the same force and effect as if made on such date; and

               (d) Purchaser and Merger Sub shall have performed, in all material respects, all of their covenants and obligations under this Agreement;

               (e) no preliminary or permanent injunction or other order decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby;

               (f) The Purchaser shall have entered into the Employment Agreements, the Noncompetition Agreements.

                                   ARTICLE VIII.


                            TERMINATION AND ABANDONMENT

8.1.   TERMINATION AND ABANDONMENT.

       This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

               (a) by mutual action of the Boards of Directors of Purchaser and the Company;

               (b) by either Purchaser or the Company, if the Merger shall not have been effected on or prior to the close of business on the date that is one year from the date hereof; unless, in any case, such event has been caused by the breach of this Agreement by the party seeking such termination;

               (c) by Purchaser, if the Board of Directors of the Company shall have withdrawn, modified or amended in a manner adverse to Purchaser and Merger Sub its approval or recommendation of the Merger (or failed to re-affirm its approval or recommendation within ten days after Purchaser's request following receipt by the Company's of an Acquisition Proposal) to the Company's stockholders, or approved, recommended or endorsed any Superior Proposal; or

               (d) by Purchaser or the Company, upon the occurrence of any material breach by the other party of any of its representations, warranties, covenants or agreements, which breach is not cured within fifteen days after written notice of such breach is delivered by the non-breaching party.

       Any party desiring to terminate this Agreement pursuant to this Section
8.1 shall give written notice to the other party in accordance with Section 9.5.

8.2.   EFFECT OF TERMINATION.

       Except as provided in Sections 6.7 and 9.2 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to
Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any material breach of any representation, warranty, covenant or agreement contained herein accrued prior to the date of termination.

                                    ARTICLE IX.


                                   MISCELLANEOUS

9.1.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

       Except as provided in Section 4.3(iv) and as provided in the Voting Agreement, the representations and warranties in this Agreement and in any instrument delivered pursuant hereto shall not survive the Effective Time.

9.2.   EXPENSES, ETC.

       (a) Subject to Section 9.2(b), in the event that the transactions contemplated by this Agreement are not consummated, then neither the Company, on the one hand, nor Purchaser and Merger Sub, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

       (b) In the event the transactions contemplated by this Agreement are terminated by Purchaser pursuant to Section 8.1(c), the Company shall within ten
(10) days after written demand from Purchaser, pay to Purchaser all reasonable out-of-pocket costs and expenses of Purchaser and Merger Sub, including, without limitation, fees and expenses of counsel, accountants and other advisors.

9.3.   PUBLICITY.

       The Company and Purchaser agree that they will not issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without first consulting with the other party and using good faith efforts to agree on the content of such release or announcement, except that the Company or Purchaser may make such public disclosure that it believes in good faith to be required by law, regulation or the New York Stock Exchange (in which event such party shall consult with the other prior to making such disclosure).

9.4.   EXECUTION IN COUNTERPARTS.

       For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.5.   NOTICES.

       All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy with confirmation of receipt or mailed by registered or certified mail (return receipt requested), postage prepaid (effective when delivered by hand or telecopy, one business day after dispatch by overnight courier, and on the day received after dispatch by mail), as follows:

       If to Purchaser or Merger Sub, to:

               Republic Industries, Inc.
               Republic Tower
               110 S.E. 6th Street, 20th Floor
               Fort Lauderdale, Florida  33301
               Attention: Jonathan P. Ferrando, Vice President.


       with a copy to:

               Morrison & Foerster LLP
               755 Page Mill Road
               Palo Alto, CA  94304
               Attention: Joseph Barbeau, Esq.

       If to the Company, to:

               Cross Continent Auto Retailers, Inc.
               1201 S. Taylor Street
               P.O. Box 750
               Amarillo, Texas  79105-0750
               Attention: Bill A. Gilliland

       with a copy to:

               Winstead Sechrest & Minick P.C
               5400 Renaissance Tower
               1201 Elm Street
               Dallas, Texas  75270-21999
               Attention: Thomas W. Hughes, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

9.6.   WAIVERS.

       The Company, on the one hand, and Purchaser and Merger Sub, on the other hand, may, in its sole discretion, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.7.   ENTIRE AGREEMENT.

       This Agreement, its Schedules, the Voting Agreement and the documents executed at the Effective Time in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

9.8.   APPLICABLE LAW; VENUE.

       (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

       (b) The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement shall be brought exclusively in the Delaware Chancery Court (if jurisdiction is applicable) or in the other state courts of Delaware or in the U.S. District Court for the District of Delaware (as the commencing party may elect), and the parties hereby accept the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court and hereby further irrevocably waives any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

9.9.   BINDING EFFECT; BENEFITS.

       This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; PROVIDED, HOWEVER, that the provisions of Section 6.9 hereof shall accrue to the benefit of, and shall be enforceable by, each of the Indemnified Parties.

9.10.  ASSIGNABILITY.

       Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

9.11.  AMENDMENTS.

       This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company by action of the respective Boards of Directors of the Company, Purchaser and Merger Sub, without action by the stockholders thereof; PROVIDED that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to the terms hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the parties hereto.

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement and Plan of Merger as of the day and year first above written.

                                   Republic Industries, Inc..


                                   By
                                     -------------------------------------------
                                      Thomas S. Butler, Vice President


                                   RI/BG Merger Corp.


                                   By
                                     -------------------------------------------
                                      Thomas S. Butler, Authorized Signatory


                                   Cross Continent Auto Retailers, Inc.


                                   By
                                     -------------------------------------------
                                      Bill A. Gilliland, Chief Executive Officer